UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 4, 2006 (May 3, 2006)

St. Mary Land & Exploration Company

(Exact name of registrant as specified in its charter)

Delaware	001-31539	41-0518430
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1776 Lincoln Street, Suite 700, Denver, Colorado 80203

(Address of principal executive offices)           (Zip Code)

Registrant’s telephone number, including area code: (303) 861-8140

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On May 3, 2006, St. Mary Land & Exploration Company (“the Company” or “St. Mary”) announced that Mr. A.J. “Tony” Best will be joining St. Mary as President and Chief Operating Officer in June 2006. In connection therewith, St. Mary entered into an employment agreement with Mr. Best dated May 1, 2006. A brief summary of the material terms of that employment agreement is set forth under Item 5.02 hereof and is incorporated under this Item by reference. A copy of the employment agreement is filed as Exhibit 10.1 to this report.

Item 2.02	Results of Operations and Financial Condition.

In accordance with General Instruction B.2. of Form 8-K, the following information in this report, including Exhibit 99.1, shall not be deemed to be filed for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to liability under that section, and such information and Exhibit shall not be deemed to be incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except unless expressly set forth by specific statement or reference in such a filing.

On May 3, 2006, St. Mary issued a press release announcing its results of operations for the first quarter of 2006. A copy of the press release is furnished as Exhibit 99.1 to this report. As indicated in the press release, the Company has scheduled a related first quarter 2006 earnings teleconference call for May 4, 2006, at 8:00 a.m. (MST). The teleconference call is publicly accessible, and the press release includes instructions as to when and how to access the teleconference and the location on the Company’s web site where the teleconference information will be available.

The press release contains information about the Company’s discretionary cash flow, which is a “non-GAAP financial measure” under SEC rules. The press release also presents information about the Company’s net cash provided by operating activities, which is the most directly comparable GAAP financial measure, and contains a reconciliation of discretionary cash flow to net cash provided by operating activities for the periods presented, a presentation of other cash flow information under GAAP, and a statement indicating why management believes that the presentation of discretionary cash flow provides useful information to investors.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On May 3, 2006, St. Mary announced that Mr. Tony Best will be joining St. Mary as President and Chief Operating Officer in June 2006.

Mr. Best, age 56, has been in the energy industry for over 25 years. From 2003 to 2006, Mr. Best was President and Chief Executive Officer of Pure Resources, Inc., a subsidiary of Unocal, where he managed all of Unocal’s onshore U.S. assets. From 2000 to 2002, Mr. Best had an oil and gas consulting practice working with small startup firms. From 1979 to 2000, Mr. Best was with ARCO in a variety of positions, including a period as President - ARCO Permian,

President - ARCO Latin America, Field Manager for Prudhoe Bay and VP - External Affairs for ARCO Alaska.

In connection with Mr. Best’s appointment, St. Mary and Mr. Best entered into an employment agreement dated May 1, 2006. Under the employment agreement, Mr. Best will have a starting salary of $375,000. Upon commencement of employment, Mr. Best will receive a special restricted stock award of 20,000 shares, which is immediately vested and not subject to forfeiture, and a $50,000 cash bonus. Over the next four years, Mr. Best may earn additional restricted shares in varying amounts, earning in the first quarter of each year 1,250 shares if he is employed by St. Mary at that time, and an additional 2,500 shares if the net asset value growth from the prior year exceeded 10%, with a further 1,250 shares if such growth exceeded 15%. If he remains employed by the Company for the next four years and meets or exceeds all targets in this compensation arrangement, the Company will award Mr. Best with a maximum of 20,000 restricted shares. Mr. Best will participate in the fringe benefits and other benefit plans and practices of St. Mary in the same manner and to the same comparable extent as other senior executives of St. Mary, to be prorated for partial year(s) of employment.

Mr. Best will be moving to the Denver, Colorado area in the near term and will receive reimbursement of relocation costs as well as a one-month stipend to offset other miscellaneous moving expenses. Should Mr. Best’s employment with St. Mary terminate prior to June 12, 2008, St. Mary will provide Mr. Best with a relocation benefit back to College Station, Texas.

It is St. Mary and Mr. Best’s understanding that the Board intends to appoint Mr. Best to the Chief Executive Officer position within one year of his employment date, unless there is an unexpected change in circumstances. In the event Mr. Best is not promoted to CEO by June 12, 2007, Mr. Best shall be entitled to terminate his employment and receive a severance package whereby St. Mary will continue the salary and insurance benefits to Mr. Best for a two-year period.

A copy of the employment agreement is filed as Exhibit 10.1 to this report.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits. The following exhibits are furnished as part of this report:

Exhibit 10.1	Copy of the Employment Agreement of Mr. A.J. Best dated May 1, 2006.

Exhibit 99.1	Press release of St. Mary Land & Exploration Company dated May 3, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ST. MARY LAND & EXPLORATION COMPANY

Date: May 3, 2006	By: /S/ ROBERT T. HANLEY
Robert T. Hanley
Vice President – Investor Relations